Exhibit (a)(1)(D)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

BBQ HOLDINGS, INC.

at

$17.25 Net Per Share

Pursuant to the Offer to Purchase dated August 24, 2022

by

GRILL MERGER SUB, INC.

a wholly-owned subsidiary of

MTY FRANCHISING USA, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), NEW YORK CITY TIME ON SEPTEMBER 21, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

August 24, 2022

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Grill Merger Sub, Inc. (the “Purchaser”), a Minnesota corporation and a wholly-owned subsidiary of MTY Franchising USA, Inc. (“MTY”), a Tennessee corporation to act as the Information Agent in connection with the Purchaser’s offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of BBQ Holdings, Inc. (“BBQ Holdings”), a Minnesota corporation, at a price of $17.25 per Share (the “Offer Price”), net to the seller in cash, without interest and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated August 24, 2022 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), which Offer to Purchase and Letter of Transmittal are enclosed herewith and collectively constitute the “Offer.” Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

THE BOARD OF DIRECTORS OF BBQ HOLDINGS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS TENDER ALL OF THEIR SHARES INTO THE OFFER.

The Offer is not subject to any financing condition. The conditions of the Offer are described in Section 15 of the Offer to Purchase.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.    The Offer to Purchase;

2.    The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.    A notice of guaranteed delivery to be used to accept the Offer if Shares and all other required documents are not immediately available or cannot be delivered to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary”) by the Expiration Date or if the procedure for book-entry transfer cannot be completed by the Expiration Date (the “Notice of Guaranteed Delivery”);

4.    A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.    A return envelope addressed to the Depositary for your use only.

We urge you to contact your clients as soon as possible. Please note that the Offer and withdrawal rights will expire at one minute following 11:59 P.M. (12:00 midnight), New York City Time, on September 21, 2022, unless the Offer is extended or terminated. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 8, 2022, by and among MTY, the Purchaser and BBQ Holdings (as it may be amended, modified, or supplemented from time to time in accordance with its terms, the “Merger Agreement”).

Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will be merged with and into BBQ Holdings (the “Merger”), with BBQ Holdings continuing as the surviving corporation and as a wholly-owned subsidiary of MTY (the “Surviving Corporation”). The closing of the Merger will occur as soon as practicable and in any event no later than the first business day after the conditions set forth in the Merger Agreement are satisfied or waived unless another date is agreed to by the parties. As soon as practicable following the consummation of the Offer, Purchaser will merge with and into BBQ Holdings, with BBQ Holdings surviving as a wholly-owned subsidiary of MTY, pursuant to the provisions of Section 302A.613(4) of the Minnesota Business Corporation Act (the “MBCA”), with no shareholder approval required to consummate the Merger.

At the effective time of the Merger (the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive cash in an amount equal to the Offer Price, without interest, subject to any applicable withholding taxes, except as provided in the Merger Agreement with respect to Shares owned by BBQ Holdings as treasury stock or owned by Purchaser or MTY (or their respective wholly-owned subsidiaries), or Shares held by any shareholder who is entitled to demand and has properly asserted dissenters’ rights to obtain payment for the fair value of such Shares in accordance and full compliance with Sections 302A.471 and 302A.473 of the MBCA.

The board of directors of BBQ Holdings has duly (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of BBQ Holdings and its shareholders, (ii) approved the Merger Agreement and the Merger Transactions (as defined in the Merger Agreement), which approval constituted approval for the purposes of Sections 302A.673(1) and 302A.675 of the MBCA (as a result of which the Merger Agreement and the Merger Transactions are not and will not be subject to the restrictions on “business combinations” with an “interested shareholder” under the provision of Section 302A.673 of the MBCA or subject to the “fair price” provisions of Section 302A.675 of the MBCA), (iii) and declared it advisable that BBQ Holdings enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Offer and the Merger, (iv) resolved that the Merger Agreement and the Merger be governed by and effected under Section 302A.613(4) of the MBCA, (v) recommended that the shareholders of BBQ Holdings tender their Shares in the Offer, and (vi) to the extent necessary, take all actions necessary to have the effect of causing the Merger, the Merger Agreement, the Support Agreement (as defined in the Merger Agreement) and the transactions contemplated by the Merger Agreement and the Support Agreement not to be subject to any control share acquisition or similar law, rule or regulation that might otherwise apply to the Merger or any such transaction, in each case, on the terms and subject to the conditions of the Merger Agreement.

For Shares to be properly tendered in the Offer, (i) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, together with any share certificates and any other documents required to be delivered with such Letter of Transmittal, (ii) in the case of book-entry transfer at The Depository Trust Company (“DTC”), an Agent’s Message (as defined in Section 2 of the Offer to Purchase) in lieu of such Letter of Transmittal, and any other documents required, must be timely received by the Depositary or (iii) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and the Letter of Transmittal. You may gain some additional time by making use of the Notice of Guaranteed Delivery.

Neither the Purchaser nor MTY will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and D.F. King & Co., Inc. (the “Information Agent”) as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies, and other nominees will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. Purchaser will pay any transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer (for the avoidance of doubt, transfer taxes do not include U.S. federal income or backup withholding taxes).

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from us at our address and telephone number set forth below and on the back cover of the Offer to Purchase. Such copies will be furnished promptly at the Purchaser’s expense. Questions or requests for assistance may also be directed to the Information Agent at the address and telephone number set forth below and on the back cover of the Offer to Purchase.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street – 22nd floor

New York, NY 10005

Banks and Brokers calls: (212) 269-5550

Shareholders and All Others Call Toll-Free: (888) 605-1957

Email address: BBQ@dfking.com

For Confirmation: (212) 269-5552

Attention: Michael Horthman

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE PURCHASER, MTY, BBQ HOLDINGS, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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